EXHIBIT 10.1

Roudy Ambroise
3425 Collins Avenue, Unit 726
Miami Beach, FL  33141

April 22, 2011

Harmony Metals, Inc.
6538 Collins Ave., Suite 476
Miami Beach, FL  33141
Attn:  Board of Directors

Ladies and Gentlemen:

This is to confirm the terms of our agreement with respect to the repurchase by the Company of the shares of common stock of Harmony Metals, Inc., a Florida corporation (the “Company”), issued to Roudy Ambroise for a purchase price in the amount of Two Hundred Dollars ($200) (the “Purchase Price”).  In consideration of the payment to me of the Purchase Price, the receipt and sufficiency of which I hereby acknowledge, I shall deliver Stock Certificate (No. 5) representing Forty Thousand (40,000) shares of common stock of the Company issued to me (the “Shares”) in proper form for transfer to the Company.  I represent and warrant that I have good and valid title to the Shares, free and clear of any liens, claims or encumbrances on the Shares.

This letter embodies the entire agreement and understanding between us with respect to the subject matter of this letter and supersedes all prior discussions, understandings and agreements relating to the Shares and the subject matter of this letter.  This terms of this letter shall not be altered or amended except by an instrument in writing signed by both of us and shall be governed by and construed in accordance with the laws of Florida.

If this letter accurately sets forth the terms and conditions of our agreement, please countersign this letter in the space provided below.

Sincerely,

/s/ Roudy Ambroise
Roudy Ambroise

Acknowledged and agreed to this
22nd day of April, 2011:

HARMONY METALS, INC.

By:/s/ Olivia G. Ruiz
            Olivia Ruiz, President and CEO